EXHIBIT 99.1

FOR IMMEDIATE RELEASE

November 1, 2007

Interline Brands, Inc.

Announces Record Results

for Third Quarter 2007

Jacksonville, Fla. – November 1, 2007 - Interline Brands, Inc. (NYSE: IBI) (“Interline” or the “Company”), a leading distributor and direct marketer of maintenance, repair and operations products, reported sales and earnings for the quarter ended September 28, 2007. Sales for the third quarter of 2007 increased 5.1% over the comparable 2006 period. Earnings per diluted share were $0.49 for the third quarter of 2007, an increase of 14% over earnings per diluted share of $0.43 for the third quarter of 2006.

Michael Grebe, Interline’s Chairman and Chief Executive Officer, commented, “We are pleased to report another solid quarter at Interline Brands. Interline posted quarterly sales of over $330 million; quarterly earnings of $0.49 per share; year-to-date cashflow provided by operations of over $50 million; and cash and short term investments on hand of nearly $45 million, all of which were records for the company.  We also achieved record sales in our facilities maintenance end market, and despite continued softness in our professional contractor and specialty distributor end markets, we have kept expenses in line with sales. Our team delivered good financial returns in a very challenging environment.”

Third Quarter 2007 Performance

Sales for the quarter ended September 28, 2007 were $330.2 million, a 5.1% increase over sales of $314.2 million in the comparable 2006 period.

“Our revenue growth in the third quarter was driven by solid performance in our facilities maintenance end market, which grew at 13.9 percent on an average organic daily sales basis, including AmSan,” said William Sanford, President and Chief Operating Officer. “Revenues in both the professional contractor and specialty distributor markets declined 10.4 percent in the third quarter as softness in these end markets continues.”

Gross profit increased $5.3 million, or 4.5%, to $125.4 million for the third quarter of 2007.  As a percentage of net sales, gross profit was 38.0% compared to 38.2% in the prior year period.

SG&A expenses for the third quarter of 2007 were $88.1 million compared to $84.6 million for the third quarter of 2006. As a percentage of net sales, SG&A expenses were 26.7% compared to 26.9% in the comparable 2006 period.

“We invested approximately $1 million during the quarter in organic growth initiatives,” said Mr. Grebe. “In addition, we began to see incremental operating leverage as a result of tight operating expense discipline, as well as from the AmSan integration, which is progressing on schedule.”

Operating income increased 6.8% to $33.8 million, or 10.2% of sales, for the third quarter of 2007 compared to $31.6 million, or 10.1% of sales, for the third quarter of 2006.

YTD 2007 Performance

Sales for the nine months ended September 28, 2007 were $938.8 million, a 21.3% increase over sales of $774.3 million in the comparable 2006 period. Sales from the July 2006 acquisition of AmSan represented a 17% increase in sales for this nine month period. Average organic daily sales growth for the nine months was 4.3%.

Gross profit increased $60.4 million, or 20.5%, to $355.7 million for the nine months ended September 28, 2007.  As a percentage of net sales, gross profit was 37.9%, compared to 38.1% in the prior year period.

SG&A expenses for the nine months ended September 28, 2007 were $260.3 million compared to $209.6 million for the nine months ended September 29, 2006. As a percentage of net sales, SG&A expenses were 27.7% compared to 27.1% in the comparable 2006 period. This expected increase in SG&A is primarily a result of including the operating performance of AmSan, which was acquired in July 2006, the continued investment in organic growth initiatives, and incremental share-based compensation.

Operating income was $84.6 million, or 9.0% of sales, for the nine months ended September 28, 2007 compared to $74.9 million, or 9.7% of sales, for the nine months ended September 29, 2006, a 12.9% increase.

Earnings per diluted share was $1.15 for the nine months ended September 28, 2007, an increase of 16% over adjusted pro forma earnings per diluted share of $0.99 in the same period last year. GAAP earnings per diluted share was $1.15 for the nine months ended September 28, 2007 compared to GAAP earnings per diluted share of $0.60 for the nine months ended September 29, 2006. As previously disclosed, in the second quarter of 2006 the Company recorded a $20.7 million loss on early extinguishment of debt in connection with its June 2006 refinancing activities.

Business Outlook

Mr. Grebe stated, “Our performance in the third quarter of 2007 was in line with our expectations. Our facilities maintenance end market is as strong as it has ever been and continues to exceed our expectations. We also experienced a continuation of the challenging conditions in the professional contractor and specialty distributor end markets that we serve, and we do not expect these two end markets to improve in the foreseeable future. However, we were able to control costs and adjust to market conditions. We remain confident that our diversified business model will allow us to continue to grow sales and earnings over the long term.”

“Our visibility into the pro contractor and specialty distributor market remains very low. However, as a result of our diversified business model, we are maintaining our current earnings outlook of between $1.53 and $1.57 for 2007.”

Conference Call

Interline Brands will host a conference call on November 2, 2007 at 9 a.m. Eastern Time. Interested parties may listen to the call toll free by dialing 1-800-427-0638 or 1-706-634-1170. A digital recording will be available for replay two hours after the completion of the conference call by calling 1-800-642-1687 or 1-706-645-9291 and referencing Conference I.D. Number 20704811. This recording will expire on November 16, 2007.

About Interline

Interline Brands, Inc. is a leading national distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations (MRO) products to approximately 200,000 facilities maintenance professionals, professional contractors, and specialty distributors across North America and Central America.

Non-GAAP Financial Information

This press release contains financial information determined by methods other than in accordance with GAAP. Interline’s management uses non-GAAP measures in its analysis of the Company’s performance. There were certain events which affected the period-over-period comparability of the Company’s financial statements as presented in conformity with generally accepted accounting principles, such as the acquisition of AmSan and losses on the early extinguishment of debt associated with the June 2006 refinancing activities. These disclosures should not be viewed as a substitute for operating income or net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors are encouraged to review the reconciliation of these and other non-GAAP financial measures to the comparable GAAP results available in the accompanying table.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions. Similarly, statements herein that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include, for example, the failure to realize expected benefits from the AmSan acquisition, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2006. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The Company does not currently intend, however, to update the information provided today prior to its next earnings release.

CONTACT: Tom Tossavainen

PHONE: 904-421-1441

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 28, 2007 AND DECEMBER 29, 2006
(in thousands, except share and per share data)

	September 28, 2007	December 29, 2006
ASSETS		
Current assets:		
Cash and cash equivalents	$ 16,285	$ 6,852
Short-term investments	28,225	-
Accounts receivable - trade (net of allowance for doubtful accounts of $6,252 and $10,224)	177,899	142,901
Accounts receivable - other	16,183	15,663
Inventory	202,147	201,662
Prepaid expenses and other current assets	5,509	7,252
Deferred income taxes	18,266	17,821
Total current assets	464,514	392,151
Property and equipment, net	36,285	31,754
Goodwill	315,100	313,077
Other intangible assets, net	138,424	143,440
Other assets	11,025	10,147
Total assets	$ 965,348	$ 890,569
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Accounts payable	$ 91,935	$ 67,493
Accrued expenses and other current liabilities	43,785	38,722
Accrued interest	4,866	3,516
Income taxes payable	3,462	2,486
Current portion of long-term debt	2,409	2,416
Capital lease - current	216	307
Total current liabilities	146,673	114,940
Long-term liabilities:		
Deferred income taxes	35,580	34,799
Long-term debt, net of current portion	416,945	418,650
Capital lease - long term	518	683
Other liabilities	2,472	818
Total liabilities	602,188	569,890
Commitments and contingencies		
Senior preferred stock, $0.01 par value, 20,000,000 shares authorized, no shares outstanding as of September 28, 2007 and December 29, 2006	-	-
Stockholders' equity:		
Common stock; $0.01 par value, 100,000,000 authorized; 32,344,888 issued and 32,305,488 outstanding as of September 28, 2007 and 32,308,221 issued and 32,284,069 outstanding as of December 29, 2006	323	323
Additional paid-in capital	567,202	561,634
Accumulated deficit	(205,225)	(241,852)
Accumulated other comprehensive income	1,675	1,072
Treasury stock, at cost, 39,400 shares as of September 28, 2007 and 24,152 shares as of December 29, 2006	(815)	(498)
Total stockholders' equity	363,160	320,679
Total liabilities and stockholders' equity	$ 965,348	$ 890,569

INTERLINE BRANDS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION (UNAUDITED)
THREE AND NINE MONTHS ENDED SEPTEMBER 28, 2007 AND SEPTEMBER 29, 2006
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006	December 29, 2006
Income before income taxes (GAAP)	$ 26,017	$ 23,272	$ 61,121	$ 32,396	$ 50,680
Add back the following item:					
Loss on early extinguishment of debt	-	-	-	20,700	20,843
Adjusted pro forma income before income taxes	26,017	23,272	61,121	53,096	71,523
Provision for income taxes	10,029	9,053	23,718	20,654	27,513
Adjusted pro forma net income	$ 15,988	$ 14,219	$ 37,403	$ 32,442	$ 44,010
Adjusted pro forma earnings per share - basic	$ 0.50	$ 0.44	$ 1.16	$ 1.01	$ 1.37
Adjusted pro forma earnings per share - diluted	$ 0.49	$ 0.43	$ 1.15	$ 0.99	$ 1.34
Shares outstanding - basic	32,253,728	32,159,251	32,230,971	32,124,106	32,141,958
Shares outstanding - diluted	32,694,550	32,762,492	32,665,772	32,720,724	32,748,400

Daily Sales Calculations	Three Months Ended			Nine Months Ended		
	September 28, 2007	September 29, 2006	% Variance	September 28, 2007	September 29, 2006	% Variance
Net sales	$ 330,193	$ 314,182	5.1%	$ 938,843	$ 774,265	21.3%
Less acquisitions:						
AmSan	-	-		(131,605)	-	
Organic sales	$ 330,193	$ 314,182	5.1%	$ 807,238	$ 774,265	4.3%
Daily sales:						
Ship days	63	63		191	191	
Average daily sales(1)	$ 5,241	$ 4,987	5.1%	$ 4,915	$ 4,054	21.3%
Average organic daily sales(2)	$ 5,241	$ 4,987	5.1%	$ 4,226	$ 4,054	4.3%

(1) Average daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time.
(2) Average organic daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time excluding any sales from acquisitions made subsequent to the beginning of the prior year period.

Adjusted EBITDA Calculations	Three Months Ended		Nine Months Ended	
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Adjusted EBITDA:				
Net income (GAAP)	$ 15,988	$ 14,219	$ 37,403	$ 19,795
Interest expense	8,589	8,806	25,636	22,740
Interest income	(394)	(177)	(1,383)	(411)
Loss on extinguishment of debt	-	-	-	20,700
Income tax provision	10,029	9,053	23,718	12,601
Depreciation and amortization	3,637	3,866	11,281	10,820
Adjusted EBITDA	$ 37,849	$ 35,767	$ 96,655	$ 86,245

Adjusted EBITDA is presented herein because we believe it to be relevant and useful information to our investors because it is used by our management to evaluate the operating performance of our business and compare our operating performance with that of our competitors. Management also uses Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, to determine appropriate levels of operating and capital investments. Adjusted EBITDA excludes certain items, which we believe are not indicative of our core operating results. We therefore utilize Adjusted EBITDA as a useful alternative to net income as an indicator of our operating performance. However, Adjusted EBITDA is not a measure of financial performance under GAAP and Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as net income. While we believe that some of the items excluded from Adjusted EBITDA are not indicative of our core operating results, these items do impact our income statement, and management therefore utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income and gross margin.